Exhibit 16.1
[Delap Letterhead]
June 30, 2021
Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Re: Absci Corporation
The Registration Statement on Form S-1 of Absci Corporation
Ladies and Gentlemen:
We have received a copy of, and are in agreement with, the statements being made by Absci Corporation in Item 11 of its registration statement on Form S-1 filed as of the date hereof, and captioned “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.”
We hereby consent to the filing of this letter as an exhibit to the registration statement on Form S-1.
Sincerely,
/s/ Delap LLP
Delap LLP